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                                                                      EXHIBIT 99

                HUGHES ELECTRONICS CORPORATION AND SUBSIDIARIES

             RESPONSIBILITIES FOR CONSOLIDATED FINANCIAL STATEMENTS

     The following consolidated financial statements of Hughes Electronics Corporation and subsidiaries were prepared by management which is responsible for their integrity and objectivity. The statements have been prepared in conformity with generally accepted accounting principles and, as such, include amounts based on judgments of management.

     Management is further responsible for maintaining a system of internal accounting controls that is designed to provide reasonable assurance that the books and records reflect the transactions of the companies and that its established policies and procedures are carefully followed. Perhaps the most important feature in the system of control is that it is continually reviewed for its effectiveness and is augmented by written policies and guidelines, the careful selection and training of qualified personnel, and a strong program of internal audit.

     Deloitte & Touche LLP, an independent auditing firm, is engaged to audit the consolidated financial statements of Hughes Electronics Corporation and subsidiaries and issue reports thereon. The audit is conducted in accordance with generally accepted auditing standards which comprehend the consideration of internal accounting controls and tests of transactions to the extent necessary to form an independent opinion on the financial statements prepared by management. The Independent Auditors' Report appears on the next page.

     The Board of Directors, through its Audit Committee, is responsible for assuring that management fulfills its responsibilities in the preparation of the consolidated financial statements and engaging the independent auditors. The Committee reviews the scope of the audits and the accounting principles being applied in financial reporting. The independent auditors, representatives of management, and the internal auditors meet regularly (separately and jointly) with the Committee to review the activities of each, to ensure that each is properly discharging its responsibilities, and to assess the effectiveness of the system of internal accounting controls. It is management's conclusion that the system of internal accounting controls at December 31, 1996 provides reasonable assurance that the books and records reflect the transactions of the companies and that its established policies and procedures are complied with. To ensure complete independence, Deloitte & Touche LLP has full and free access to meet with the Committee, without management representatives present, to discuss the results of the audit, the adequacy of internal accounting controls, and the quality of the financial reporting.

/s/ C. MICHAEL ARMSTRONG            /s/ CHARLES H. NOSKI          /s/ ROXANNE S. AUSTIN
---------------------------------   --------------------------    ---------------------------
C. Michael Armstrong                Charles H. Noski              Roxanne S. Austin
Chairman of the Board and           Vice Chairman and             Senior Vice President,
Chief Executive Officer             Chief Financial Officer       Treasurer and Controller

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